Filed pursuant to Rule 424(b)(5)
Registration No. 333-148386

PROSPECTUS SUPPLEMENT
(to Prospectus dated January 11, 2008)

2,444,448 shares

Common Stock

We are offering 2,444,448 shares of our common stock par value $0.001 per share.

Our common stock is quoted on the Nasdaq Global Market under the symbol “FEED.” The last reported sale price of our common stock on February 25, 2008 was $10.79 per share.

	Per share	Total
Public offering price	$9.00	$22,000,032
Finder’s fees(1)	$0.774	$1,882,002
Proceeds to us, before offering expenses	$8.226	$20,108,030

(1)
We have agreed to pay a finder’s fee in the amount of 8.6% of the total offering proceeds to Median Asset Investments Limited. No other discounts, commissions, concessions or other compensation has been paid or will be paid to any underwriter, broker, dealer or agent in connection with the offering.

You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those appearing under the heading “Risk Factors” beginning on page S-8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery to purchasers on or about February 26, 2008

Prospectus Supplement dated February 26, 2008

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NO ONE IS MAKING OFFERS TO SELL OR SEEKING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT OR THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS APPLICABLE TO THAT JURISDICTION.

TABLE OF CONTENTS

Prospectus Supplement
About This Prospectus Supplement	i

Summary	S-1

The Offering	S-4

Summary Consolidated Financial Data	S-5

Risk Factors	S-8

Use of Proceeds	S-18

Plan of Distribution	S-19

Capitalization	S-20

Where You Can Find More Information	S-21

Incorporation of Certain Information By Reference	S-21

Prospectus
About This Prospectus	1

Forward-Looking Statements	1

Information About The Company	2

Risk Factors	4

Use of Proceeds	14

Plan of Distribution	14

Description of Capital Stock	16

Description of Warrants	16

Indemnification of Directors and Officers	17

Legal Matters	18

Experts	18

Where You Can Find More Information	18

Incorporation of Certain Information by Reference	18

i

ABOUT THIS PROSPECTUS SUPPLEMENT

On December 28, 2007, we filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-148386) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective by the Securities and Exchange Commission on January 11, 2008. Under this shelf registration process, we may, from time to time, sell up to $75,000,000 of common stock and/or warrants to purchase common stock, of which this offering is a part.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the prospectus, which provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

Industry and market data used throughout this prospectus is based on independent industry publications, reports by market research firms and other published, independent sources. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information from these third-party sources and cannot guarantee their accuracy or completeness.

Unless the context otherwise requires, all references in this prospectus to “AgFeed,” “Company,” “registrant,” “we,” “us” or “our” include AgFeed Industries, Inc., a Nevada corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.001 per share.

FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement contains forward-looking statements. All statements other than statements of historical fact made in this prospectus supplement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Some factors that might cause or contribute to such discrepancy include those factors listed in the section “Risk Factors” beginning on page S-8.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents that we have filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

Our Company

We were incorporated in Nevada on March 30, 2005 as Wallace Mountain Resources Corp. Our business consisted of 18 unit mineral claims known as the South Wallace Mountain Project. In October and December 2006, we completed a series of share exchange transactions pursuant to which we acquired three companies located in the People’s Republic of China (the “PRC”) that participate in China’s domestic animal husbandry markets.

Our common stock became eligible for quotation on the Over-the-Counter Bulletin Board on October 31, 2006 under the symbol “AGFI.OB.” On August 29, 2007, our common stock commenced trading on the Nasdaq Capital Market under the symbol “FEED,” and on October 12, 2007, our common stock commenced trading on the Nasdaq Global Market under the same symbol.

For the year ended December 31, 2006, we had net revenue of $8,594,876, gross profits of $3,148,544 and net income of $1,175,280. For the nine months ended September 30, 2007, we had net revenue of $23,757,731, gross profits of $6,796,197 and net income of $4,315,357.

Our Business

We operate our business through nine subsidiaries located in the PRC:

Nanchang Best Animal Husbandry Co., Ltd. (“Nanchang Best”)
1095 Qinglan Avenue, Nanchang City, Jiangxi Province, China 330013

Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best”)
No. 158 Huiping Road, Jia Ding District, Shanghai, China 201802

Guangxi Huijie Science & Technology Feed Co., Ltd. (“Guangxi Huijie”)
No. 5 Lianling Street, Nanning Industrial Park, Nanning, Guangxi Province, China 530221

Lushan Breeder Pig Farm Co., Ltd. (“Lushan”), a wholly-owned subsidiary of Nanchang Best
Gongtong Village, Town of Hualin, Xingzi County, Jiangxi Province, China 332804

Wannian Xiandai Animal Husbandry Limited Liability Co. (“Wannian”), a majority-owned subsidiary of Nanchang Best
Nanyan, Town of Peimei, Wannian County, Jiangxi Province, China 335500

Jiangxi Huyun Livestock Co., Ltd. (“Huyun”), a majority-owned subsidiary of Nanchang Best
Town of Huyun, Wannian County, Jiangxi Province, China 335505

Ganzhou Green Animal Husbandry Develop. Co., Ltd. (“Ganzhou”), a majority-owned subsidiary of Nanchang Best
Yuliang Village, Town of Hengshui, Chingyi County, Ganzhou City, Jiangxi Province, China 341300

Gang Feng Animal Husbandry Co., Ltd. (“Gang Feng”), a wholly-owned subsidiary of Nanchang Best
Town of Fenglin, Dean County, Jiangxi Province, China 330402

Wannian, Huyun, Ganzhou, Gang Feng and Yichun are collectively referred to as the “Meat Hog Farms.”

Nanchang Best, Shanghai Best, and Guangzxi Huijie are engaged in the manufacturing, distribution, marketing and sale of two main product lines: additive premix fodder for use in all stages of a pig’s life, and blended feeds designed specifically for the infant stage of a pig’s life. Nanchang Best and Guangxi Huijie also engage in the research and development of new products and improvement of existing formulas. Nanchang Best shares the results of such work with Shanghai Best. Shanghai Best also manufactures and markets premixed chicken feed. Nanchang Best and Guangxi Huijie produce substantially all of our sales of blended feed. Nanchang Best, through its wholly-owned subsidiary, Lushan (a breeder hog farm), and through its ownership interests in the Meat Hog Farms, is also engaged in the business of raising, breeding and selling hogs.

As noted in “Recent Transactions and Events,” we have recently diversified into the meat hog farm raising business, through the acquisition of majority interests in five hog farm operations to execute the Company’s strategic vision to capitalize on market opportunities.

In combination, our total feed output in 2006 was approximately 20,344 metric tons. Nanchang Best produced 7,948 metric tons of premix fodder, Shanghai Best produced 5,714 metric tons and Guangxi Huijie produced 1,872 metric tons. Nanchang Best produced 2,610 metric tons of blended feed and Guangxi Huijie 1,517 metric tons. Shanghai Best and Guangxi Huijie produced approximately 683 metric tons of other feed product.

Our principal executive offices are located at 1095 Qinglan Avenue, National Economic and Technology Development Zone, Nanchang City, Jiangxi Province, People’s Republic of China, 330013. Our telephone number is 86-0791-2189636. Our website is http://www.agfeedinc.com. The information on our website is not incorporated into this prospectus.

Recent Transactions and Events

In our press release dated February 25, 2008, we announced our entry into a securities purchase agreement with an expected closing date of February 28, 2008, pursuant to which we offered to institutional investors a total of $19 million worth of three-year convertible bonds bearing interest at a rate of 7% per annum convertible into our common stock at an initial exercise price of $10 per share. The bonds also include warrant coverage of 20%, with an initial exercise price of the warrants of $10.00. The convertible bonds and warrants also provide for the adjustment of the conversion and exercise price if our audited net income for the fiscal years ending 2008 and 2009 is less than $30 million and $40 million, respectively. Deutsche Bank Securities Inc. acted as our exclusive financial advisor in the convertible debt offering. We have agreed to pay fees in the amount of 8.6% of total convertible debt offering proceeds to Deutsche Bank Securities Inc. upon closing of that financing.

On January 17, 2008, we established an Advisory Board for the purpose of making available to our Board of Directors the expertise of experienced professionals in particular areas of business and research. Mr. Robert Rittereiser was the first, and as of the date of this prospectus supplement only, member appointed to the Advisory Board and serves as its chairman.

In our press release dated November 7, 2007, we announced a strategic decision to diversify into the meat hog raising business. This announcement was previously reported in our Current Report on Form 8-K, dated November 9, 2007.

On January 3, 2008, we acquired 70% of the issued and outstanding capital stock of Wannian Xiandai Animal Husbandry Limited Liability Co., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 3, 2008, among our company and Wannian Xiandai Animal Husbandry Limited Liability Co., the selling party. The aggregate purchase price was 12,250,000 Chinese yuan renminbi (“RMB”), equivalent to US $1,666,667 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 900,000 RMB (approximately US $122,450) per year in exchange for use of the facilities.

On January 3, 2008, we acquired 70% of the issued and outstanding capital stock of Jiangxi Huyun Livestock Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 3, 2008, among our company and Jiangxi Huyun Livestock Co., Ltd., the selling party. The aggregate purchase price was 6,482,000 RMB, equivalent to US $881,905 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 900,000 RMB (approximately U.S. $122,450) for the first year and 450,000 RMB (approximately US $61,225) for every 10,000 hogs sold beginning in the second year and thereafter in exchange for use of the facilities.

On January 4, 2008, we acquired 60% of the issued and outstanding capital stock of Ganzhou Green Animal Husbandry Development Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 4, 2008, among our company and Ganzhou Green Animal Husbandry Development Co., the selling party. The aggregate purchase price was 6,480,000 RMB, equivalent to US $881,632 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 700,000 RMB (approximately U.S. $97,000) per year in exchange for use of the facilities.

On January 7, 2008, we acquired all of the hogs of Gang Feng Animal Husbandry Co., Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to an asset purchase agreement, dated January 7, 2008, among our company and Gang Feng Animal Husbandry Co., Ltd., the selling party. The aggregate purchase price was 4,820,000 RMB, equivalent to US $655,782 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 6-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 450,000 RMB (approximately US $61,225) per year in exchange for use of the facilities.

On January 9, 2008, we acquired 55% of the issued and outstanding capital stock of Yichun Tianpeng Domestic Livestock Farm, Ltd., a PRC company located in Jiangxi Province. The acquisition was consummated pursuant to a stock purchase agreement, dated January 9, 2008, among our company and Yichun Tianpeng Domestic Livestock Farm, Ltd., the selling party. The aggregate purchase price was 8,855,000 RMB, equivalent to US $1,204,762 at a conversion rate of RMB 7.35 = US $1.00. Under the terms of the transaction documents, the master lease position for the facilities remains with the shareholders of the selling party and we will lease the underlying facilities under a 10-year lease agreement. The lease agreement calls for semi-annual rent payments totaling 800,000 RMB (approximately US $108,844) per year in exchange for use of the facilities.

The acquisitions of Wannian, Huyun, Ganzhou, Gang Feng, and Yichun were previously reported in our Current Report on Form 8-K, dated January 16, 2008.

Including its existing Lushan breeder hog farm, which was acquired in November 2007, AgFeed expects to achieve total production of approximately 120,000 hogs for 2008 from its six hog farms with a goal of reaching annual production of 300,000 meat hogs per year by making similar acquisitions.

Effective November 21, 2007, Messrs. John Egan, Jr., and Robert N. Masucci, resigned from our Board of Directors and from the audit, compensation, and nominating committees of our Board of Directors. The vacancies created by these resignations were filled on November 23, 2007 upon the appointments of Messrs. Fredric W. Rittereiser and Arnold Staloff to our Board of Directors and to the audit, compensation, and nominating committees of our Board of Directors. Messrs. Rittereiser and Staloff are considered independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Related Party Transactions/Private Placement

We have agreed to compensate Mr. Benjamin Wey through his affiliate, NYG Capital LLC, a one-time fee of US $300,000 which includes reimbursement of his direct out of pocket expenses for his advisory services to the Company. As requested from time to time by the Company, Mr. Wey serves as an advisor to management and to the board of directors by providing Chinese/English language translation and by helping management in its understanding of international business practices, including advising us with our private placements of securities and public offerings. Mr. Wey is not a member of FINRA and is not affiliated or associated with a FINRA member.

THE OFFERING

Common stock offered by us	2,444,448 shares.

Common stock outstanding after this offering	29,471,943 shares.

Use of proceeds
We intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. A portion of the proceeds will be used to satisfy the remaining installments on our most recent hog farming acquisitions as they become due. In addition, we may use proceeds of this offering for acquisitions of complementary businesses, technologies or other assets, although as of the date of this prospectus, we have not agreed, or executed any agreements, to complete any such acquisitions. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities. See “Use of Proceeds” on page S-18.

Risk factors
See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Market symbol	“FEED”

The number of shares of common stock to be outstanding after the offering is based on 27,027,495 shares of common stock outstanding as of February 25, 2008. The number of shares of common stock to be outstanding after this offering does not take into account:

▪	45,000 shares of common stock issuable upon the exercise of stock options outstanding as of February 25, 2008, with a weighted-average exercise price of $9.11 per share; and

▪	611,048 shares of common stock issuable upon the exercise of warrants outstanding as of February 25, 2008, with a weighted-average exercise price of $5.24 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated financial data. This data has been derived from our audited consolidated financial statements for the years ended December 31, 2005 and 2006. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes contained in our annual reports, quarterly reports and recent current reports on file with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement.

	Years Ended December 31,
	2006	2005

Net revenue	$8,594,876	$7,611,845
Cost of revenue	5,446,332	5,339,067
Gross profit	3,148,544	2,272,778
Operating expenses:
Selling expenses	1,287,110	974,332
General and administrative expenses	827,540	417,675
Total operating expenses	2,114,650	1,392,007
Income from operations	1,033,894	880,771
Non-operating income (expense):
Other income (expense)	35,681	(27,695)
Interest income	28,851	-
Interest expense	(23,532)	(19,960)
Total non-operating income (expense)	41,000	(47,655)
Income before income tax	1,074,894	833,116
Income tax	(100,386)	272,410
Net income	$1,175,280	$560,706
Other comprehensive income
Foreign currency translation gain	84,382	32,457
Comprehensive income	$1,259,662	$593,163
Weighted average shares outstanding :
Basic	17,911,296	15,006,720
Diluted	17,911,296	15,006,720
Earnings per share:
Basic	$0.07	$0.04
Diluted	$0.07	$0.04

The following table sets forth our summary consolidated financial data. This data has been derived from our unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2007. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes contained in our annual reports, quarterly reports and recent current reports on file with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)

Net revenue	$23,757,731	$6,209,023
Cost of revenue	16,961,534	3,854,934
Gross profit	6,796,197	2,354,089
Operating expenses:
Selling expenses	1,587,168	879,297
General and administrative expenses	953,250	381,786
Total operating expenses	2,540,418	1,261,083
Income from operations	4,255,779	1,093,006
Non-operating income (expense):
Other income (expense)	14,011	28,457
Interest income	99,473	201
Interest expense	(94,662)	(11,425)
Total non-operating income (expense)	18,822	17,233
Income before income tax	4,274,601	1,110,239
Income tax	(40,756)	(136,849)
Net income	$4,315,357	$1,247,088
Other comprehensive income
Foreign currency translation gain	322,070	46,250
Comprehensive income	4,637,427	1,293,338
Weighted average shares outstanding :
Basic	25,778,831	16,404,483
Diluted	25,799,624	16,404,483
Earnings per share:
Basic	$0.17	$0.08
Diluted	$0.17	$0.08

The following table sets forth our consolidated balance sheet data at September 30, 2007 on an actual basis and on an as adjusted basis to give effect to the sale of 2,444,448 shares of our common stock in this offering at a public offering price of $9.00 per share after deducting finder’s fees and estimated offering expenses payable by us.

	As of September 30, 2007
	Actual	Pro Forma As Adjusted(1)
	(unaudited)

Cash and cash equivalents	$10,007,903	$29,715,933

Liabilities:
Short term loans	$1,718,978	$1,718,978
Other current liabilities	2,348,997	2,348,997
Long term liabilities	---	---

Total indebtedness	$4,067,975	$4,067,975

Stockholders’ equity	$16,780,757	$36,488,787

(1)	We have agreed to pay Median Asset Investments Limited a finder’s fee of 8.6%, representing a total finder’s fee of $1,892,002.

RISK FACTORS

You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus supplement or that is incorporated by reference into this prospectus supplement before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

General Risks Related to Our Business

We believe we have material weaknesses in our disclosure controls and internal controls over financial reporting and if we fail to develop and maintain an effective system of disclosure controls and internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

A consultant we recently hired to assist us with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 has informed us that, based on the preliminary analysis conducted to date, the consultant has identified material deficiencies in our finance and information technology controls which result in material weaknesses in our disclosure controls and internal controls over financial reporting. These weaknesses will be specifically identified by the consultant in a report to management and we will subsequently identify such weaknesses in our annual report on Form 10-K for the year ended December 31, 2007. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. For our Annual Reports filed thereafter, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we have our independent registered public accounting firm annually attest to our evaluation of internal controls over financial reporting. We plan to prepare for compliance with Section 404 by further developing, strengthening, assessing and testing our system of internal controls to provide the basis for our report. We have only recently hired a consultant to assist us with these activities. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have only recently undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our disclosure controls and our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the disclosure controls and internal controls over financial reporting that we will need will become more complex, and significantly more resources will be required to ensure our controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations, or could result in a complete and material restatement of any part or all of our financial statements. If we or our auditors discover a material weakness in our internal controls or disclosure controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in us or our financial statements and could harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on the Nasdaq Global Market or other Nasdaq or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance in respect to any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. The rapid growth of the economy in the People’s Republic of China (“PRC”) has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

Our acquisition strategy involves a number of risks and we have a limited history of successful acquisitions. Even when an acquisition is completed, we may have integration issues that may not produce results as positive as management may have projected.

We have completed six acquisitions since 2006, including the recent acquisitions of controlling interests in (i) Lushan Breeder Pig Farm Co., Ltd.; (ii) Wannian Xiandai Animal Husbandry Limited Liability Co.; (iii) Jiangxi Huyun Livestock Co., Ltd.; (iv) Ganzhou Green Animal Husbandry Development Co., Ltd.; (v) Gang Feng Animal Husbandry Co., Ltd.; and (vi) Yichun Tianpeng Domestic Livestock Farm, Ltd. We intend to grow through the acquisition of additional companies in both our feed product and hog farming lines of business.

We are regularly engaged in acquisition discussions with a number of companies located in the PRC and anticipate that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing, if necessary and available, could increase leverage, dilute equity, or both;

•	the potential negative effect on our financial statements from the increase in goodwill and other intangibles; and

•	the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities.

These risks could have a material adverse effect on our business, results of operations and financial condition. In addition, our ability to further expand our operations through acquisitions may be dependent on our ability to obtain sufficient working capital, either through cash flows generated through operations or financing activities or both. There can be no assurance that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

We have faced, and expect to continue to face, increased competition for acquisition candidates, which may limit the number of opportunities we have to acquire companies and may lead to higher acquisition prices. We cannot assure you that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may assume liabilities in acquisitions that we complete, which could harm our financial condition and operating results.

Rising energy prices could adversely affect our operating results.

In the last few years, energy prices have risen dramatically, which has resulted in increased fuel costs for our businesses and raw materials costs for our branded feed products. Rising energy prices could adversely affect demand for our feed products and increase our operating costs, both of which would reduce our sales and operating income.

Risks Related to the Conduct of Our Feed Product Business

We cannot be certain that our feed product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing feed products through product innovation and to develop, market and produce new feed products. We cannot assure you that we will be successful in the introduction, marketing or production of any new feed products or feed product innovations, or that we will develop or introduce in a timely manner innovations to our existing feed products which satisfy customer needs or achieve market acceptance. Our failure to develop new feed products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

We rely on independently owned wholesale distributors who do not exclusively offer our feed products to their customers.

The loss of, or significant adverse change in, our relationship with any of our key wholesale distributors of our feed products could cause our net sales, income from operations and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our income from operations and cash flow.

We may not be able to reach our revenue and net income targets due to unpredictable market conditions.

The primary end-user customers for our feed products are commercial hog farms, individual farmers and slaughterhouses. Although hog prices in the PRC have reached multi-year highs, we cannot predict how long such favorable environment may last or predict the buying behavior of our customers as they adjust to market conditions. Therefore, our market expectations and projections may exceed our actual financial performance.

We purchase many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term. However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our feed business are largely commodities that experience price fluctuations caused by external conditions and changes in governmental agricultural programs.

We also use paper products, such as corrugated cardboard, aluminum products, films and plastics to package our feed products. Substantial increases in the prices of packaging materials or higher prices of our raw materials could adversely affect our operating performance and financial results.

Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices or take other action to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices or mitigated through other actions, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

Outbreaks of livestock diseases can significantly affect demand for our feed products. An outbreak of disease could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their flocks. This could result in the cancellation of orders of feed products by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

Our products and processes can expose us to product liability claims.

Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators. The packaging, marketing and distribution of agricultural feed products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans. We could be required to recall certain of our feed products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our feed products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our feed products successfully or on our business, reputation, prospects, financial condition and results of operations. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We may not be able to obtain or maintain regulatory approvals for our feed products.

The manufacture and sale of agricultural products in the PRC is regulated by the central government and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in the PRC and within our industry may make us vulnerable to government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with us. The loss, or a material change in the terms, of these license agreements could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of those licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with the laws and regulations of the PRC, we are required to maintain various licenses and permits in order to operate our feed business. We are required to comply with applicable hygiene and food safety standards in relation to our feed production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We face significant competition in the sales of our agricultural feed products.

Competition in the agricultural feed industry, especially with companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

In general, the competitive factors in the agricultural feed industry in the PRC include:

•	price;

•	product quality;

•	brand identification;

•	breadth of product line; and

•	customer service.

To the extent that our products and services are not competitive in these areas, our ability to compete will be hindered.

Concerns with the safety and quality of agricultural feed products could cause customers to avoid our products.

We could be adversely affected if our customers and the ultimate consumers of our feed products lose confidence in the safety and quality of various feed products. Adverse publicity about these types of concerns, such as the recent publicity concerning the substance melamine, whether or not valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our feed products could adversely affect our business and financial condition.

If our feed products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

Animal feed products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, animal feed manufacturers may need to recall some of their products if they become adulterated or misbranded and may also be liable if the consumption of any of their products causes injury.

While we have never been required to recall any of our feed products and we maintain insurance that we believe is adequate to cover this type of loss, a widespread product recall could result in changes to one or more of our business processes, product shortages, a loss of customer confidence in our food or other adverse effects on our business.

If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

We may not be able to adequately protect and maintain our intellectual property, trademark, and brand names or may be infringing on the rights of others.

Our success will depend on our ability to continue to develop and market fodder and blended feed products. We currently have not applied for patents for our products or formulae, as our management believes an application for such patents would result in public knowledge of our proprietary technology and formulas. As we do not have patent protection for our proprietary technology or formulae, we may not be able to protect our rights thereto if our competitors discover or illegally obtain this technology or formulae. Our inability to protect our rights may adversely affect our ability to prevent competitors from using our products and capitalizing on our developments. Developing products based upon new formulae can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement.

Some of our significant customer and supplier contracts are short-term.

Some of our feed customers and suppliers operate through purchase orders or short-term contracts. Though we have long-term business relationships with many of our feed customers and suppliers and alternative sources of supply for key items, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis, if at all. Additionally, although we try to renew these contracts as they expire, there can be no assurance that these customers or suppliers will renew these contracts on terms that are favorable to us, if at all. The termination of or modification to any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

Risks Related to the Conduct of Our Hog Farming Business

Our limited operating history in hog farming makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history in the hog farming business. While we believe that we are a leader in the feed product industry in the PRC, the current management team does not have the same depth of experience in the hog farming business as it does in the feed product industry. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets, such as the market for breeding and selling hogs in the PRC. Some of these risks and uncertainties relate to our ability to:

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop customer loyalty in the hog farming line of business;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Health risks to hogs and quality concerns could adversely affect production and our business.

We take precautions to ensure that our hogs are healthy. Nevertheless, we are subject to risks relating to our ability to maintain animal health and control diseases. Disease can reduce the number of offspring produced, hamper the growth of the hogs to finished size and require in some cases the destruction of infected hogs, all of which could adversely affect our ability sell our hogs. Adverse publicity concerning any disease or heath concern could also cause customers to lose confidence in the safety and quality of our hogs. For example, Porcine Reproductive and Respiratory Syndrome (commonly referred to as “blue ear disease” or “PRRS”), could result in significant loss in production of hogs. An United States administrative agency estimates that the PRC has lost more than 10 million pigs as a result of PRRS in 2006 and 2007. Additionally, since our hogs will be fed almost exclusively with our feed products, safety and quality concerns over our feed products will also adverse affect the sales of our hogs.

We may not be able to maintain the necessary hog farming licenses.

Each province in the PRC requires hog farmers to obtain a license for each hog farm owned and operated in that province. Currently, all of our hog farms are located in the Jiangxi province and we have obtained a license to own and operate each of our hog farms. We need to maintain the licenses we have to operate our current hog farms and, if we pursue acquisitions of other hog farms, we will need to obtain additional licenses to operate those farms. We have not yet applied for, nor have we obtained, all the licenses required to expand our hog farming and sales business throughout the PRC. Our future success in the hog farming industry depends on our ability to acquire such licenses and permits to expand our business.

Our hog farming business could be adversely affected by fluctuations in pork commodity prices.

The price at which we sell our hogs is directly affected by the supply and demand for pork products and other proteins in the PRC, all of which are determined by the constantly changing market forces of supply and demand as well as other facts over which we have little or no control. A downward fluctuation in the demand for pork may adversely impact our quarterly and annual results of operations for the hog farming business.

Risks Related to Conducting Our Business in the PRC

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

All of our business is conducted in the PRC. Doing business outside the United States, and particularly in the PRC, subjects us to various risks and uncertainties, including changing economic and political conditions, major work stoppages, exchange rate controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the possibility of any adverse effect on our financial condition or results of operations.

The PRC’s economic policies could affect our business.

All of our assets are located in the PRC and all of our revenue is derived from our operations in the PRC. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the PRC.

While the PRC’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but they may also have a negative effect on us. For example, operating results and financial conditions may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of the PRC has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises. However, a substantial portion of productive assets in the PRC are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

As part of our growth strategy, we have acquired various companies with operations in the PRC. If any of these acquisitions were reviewed by PRC regulatory agencies or found not to comply with applicable laws or regulations, we might be required to make filings or submissions to PRC regulators or amend the terms of such acquisitions to meet PRC regulatory requirements.

We are rapidly expanding our operations in the PRC and have completed several acquisition transactions in the past year in connection with this expansion. While we believe that each of our acquisitions has complied with all PRC laws and regulations applicable to such transactions, the regulatory environment that governs merger and acquisition transactions in the PRC has continued to evolve in recent years and remains subject to interpretation by the agencies that have responsibility for reviewing or approving such transactions. In particular, a new law with broad scope applicable to certain merger and acquisition transactions involving companies organized outside of the PRC became effective in September 2006. If any of the acquisitions we completed were reviewed by a PRC regulator, it is possible that we may be required to demonstrate how the transaction under review complied with the various applicable PRC laws, including the law that took effect in September 2006. This could require us to expend company resources that would otherwise be used to manage our company. Further, if such regulator determined that any of our acquisition transactions did not comply with applicable regulations, we may be required to renegotiate or revise the terms of the acquisition with the counterparties to the affected transaction. If such a scenario were to occur, we cannot be sure that our efforts to meet the regulator’s requirements would be successful, or that such efforts would not have an adverse effect on our operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management or financial reporting concepts and practices, or modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in the PRC. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in the PRC, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in the PRC is still in an early stage of development and insurance companies located in the PRC offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

We may face judicial corruption in the PRC.

Another obstacle to foreign investment in the PRC is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through the PRC’s poorly developed and sometimes corrupt judicial systems.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

If relations between the United States and the PRC worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock.

The government of the PRC could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

Our business is subject to significant political, economic and social uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the government of the PRC has pursued economic reform policies, including the encouragement of private economic activity, and greater economic decentralization. The government of the PRC may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little or no prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

If the PRC enacts regulations in more industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severely impaired.

Many of the rules and regulations that companies face in the PRC are not explicitly communicated. If new laws or regulations forbid foreign investment in our industry, they could severely impair our business or opportunities for acquisitions. Additionally, if the relevant PRC authorities find us to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

The nature and application of many laws of the PRC create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in the PRC is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Although we do not import goods into or export goods out of the PRC, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross-border money flow.

Although we use the U.S. dollar for financial reporting purposes, all of the transactions effected by our operating subsidiaries are denominated in the PRC’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we choose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

Recent changes in the PRC’s currency policies may cause a target business’ ability to succeed in the international markets to be diminished.

Historically, the PRC “pegged” its currency to the U.S. dollar. This meant that each unit of PRC currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the PRC currency low when compared to other countries gave PRC companies an unfair price advantage over foreign companies. Due to mounting pressure from outside countries, the PRC recently reformed its economic policies to establish a floating value. As a result of this policy reform, we may be adversely affected since the competitive advantages that existed as a result of the former policies will cease. We cannot assure you that we will be able to compete effectively with the new policies in place.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a United States holder, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

The admission of the PRC into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the animal feed industry is largely fragmented and foreign competition is minimal. However, as a result of the PRC becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as a condition of membership, such reduced import restrictions and tariffs may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

Capital outflow policies in the PRC may hamper our ability to declare and pay dividends to our shareholders.

The PRC has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of the PRC. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

Risks Related to our Securities

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in the PRC, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive officers by United States courts. In addition, the courts in the PRC may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

During the eight month period ended August 28, 2007, the high and low bid prices of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) were $8.25 per share and $1.85 per share, respectively.  From the commencement of trading on the Nasdaq Stock Market on August 29, 2007 until February 25, 2008, the high and low sales prices of our common stock were $16.36 and $7.11.  Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

•	the depth and liquidity of the market for the shares;

•	quarter-to-quarter variations in our operating results;

•	announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

•	investors’ evaluations of our future prospects and the food industry generally;

•	changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•	our dividend policy; and

•	general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Shares of our common stock lack a significant trading market.

On August 29, 2007, shares of our common stock began trading on the Nasdaq Capital Market. On October 12, 2007, shares of our common stock began trading on the Nasdaq Global Market. Since August 29, 2007 through February 25, 2008, our average daily trading volume has been less than 75,000 shares per day. As with most initial listings on this exchange, it will take time for a significant active trading market in our common stock to develop. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of February 25, 2008, we had outstanding 27,027,495 shares of common stock. There is an aggregate of 3,026,753 shares of common stock and 611,048 shares of common stock issuable upon the exercise of warrants eligible for resale into the public market pursuant to an effective registration statement. There are also 45,000 shares of common stock issuable upon the exercise of outstanding options. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the percentage equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $0.001 per share. As of February 25, 2008, 27,027,495 of these shares of common stock were issued and outstanding, 611,048 shares were reserved for issuance upon exercise of issued and outstanding warrants and 45,000 shares were reserved for issuance upon exercise of issued and outstanding stock options. As of February 25, 2008, there were approximately 47,316,000 authorized and unissued shares of our common stock which have not been reserved and accordingly, are available for future issuance. As of February 25, 2008, we entered into a securities purchase agreement with an expected closing date of February 28, 2008, pursuant to which we offered to institutional investors a total of $19 million worth of three-year convertible bonds bearing interest at a rate of 7% per annum convertible into our common stock at an initial exercise price of $10 per share. The bonds also include warrant coverage of 20%, with an initial exercise price of the warrants of $10.00. The convertible bonds and warrants also provide for the adjustment of the conversion and exercise price, on a proportional basis, to the extent that our audited net income for the fiscal years ending 2008 and 2009 is less than $30 million and $40 million, respectively. While the adjustment on the conversion and exercise price based on this formula cannot go below $5.00 per share (the "Floor Price"), the adjustment could result in the issuance of our common stock at a price significantly less than the current trading range of our common stock. If we complete the convertible bond offering, an additional 4,560,000 shares of our common stock will be reserved to cover the issuance of our common stock upon the conversion, in full, of the bonds and related warrants at the Floor Price. We may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital in the private or public markets. In addition, the terms of any future financing may be more or less favorable than the terms of this present offering and the price at which such additional issuances are made may be above or below the price paid for our common stock through this offering. Future offerings may be effected by issuing additional shares under our currently effective shelf registration statement or under other registration statements that we may file in the future. The issuance of additional shares of our common stock:

•	may significantly reduce the equity interest of investors in this offering; and

•	may adversely affect prevailing market prices for our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may cause us to incur substantial expenditures and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, to the extent provided by Nevada law. We may also have or may create contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of February 25, 2008, our principal executive officers and directors beneficially owned approximately 22% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Our articles of incorporation, our bylaws and provisions of Nevada law could make it more difficult for a third party to acquire us, even if doing so could be in our stockholders’ best interest.

Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders. It could be difficult for a potential bidder to acquire us because our articles of incorporation and bylaws contain provisions that may discourage takeover attempts. These provisions may limit stockholders’ ability to approve a transaction that stockholders may think is in their best interests. These provisions include a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders.

Provisions of Nevada’s business combinations statute also restrict certain business combinations with interested stockholders. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 2,444,448 shares of common stock we are offering will be approximately $19,708,030. “Net proceeds” is what we expect to receive after paying the finder’s fees and expenses incurred with respect to this offering.

We intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. A portion of the proceeds will be used to satisfy the remaining installments on our most recent hog farming acquisitions as they become due. In addition, we may use proceeds of this offering for acquisitions of complementary businesses, technologies or other assets, although, as of the date of this prospectus, we have not agreed, or executed any agreements, to complete any such acquisitions. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

PLAN OF DISTRIBUTION

We will enter into securities purchase agreements directly with investors in connection with this offering. Assuming all of the purchase agreements are executed by the investors as currently contemplated and subject to the terms and conditions of the purchase agreements, the investors will agree to purchase, and we will agree to sell, an aggregate of 2,444,448 shares of our common stock, as provided on the cover of this prospectus supplement.

The shares of common stock sold in this offering will be listed on the Nasdaq Global Market. We expect that the shares of common stock will be delivered either by stock certificate or in book-entry form through The Depository Trust Company, New York, New York on or about February 26, 2008.

We have agreed to pay Median Asset Investments Limited a finder’s fee of 8.6%. No other discounts, commissions, concessions or other compensation has been paid or will be paid to any underwriter, broker, dealer or agent in connection with the offering. The expenses directly related to this offering are estimated to be approximately $400,000 and will be paid by us. Expenses of the offering include our legal and accounting fees, printing expenses, transfer agent fees, Nasdaq Global Market listing fees and miscellaneous fees.

The transfer agent for our common stock to be issued in this offering is Interwest Transfer Company, Inc. located at 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2007 on an actual basis and on an as adjusted basis to give effect to our sale of the 2,444,448 shares of common stock in this offering, based on the public offering price of $9.00 per share, after deducting finder’s fees and estimated offering expenses. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2007
	Actual	As Adjusted(1)
	(unaudited)

Cash and cash equivalents	$10,007,903	$29,715,933

Long-term liabilities	—	—
Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; 27,027,495 shares outstanding; as adjusted — 29,471,939 shares	27,027	29,471
Additional paid-in capital	10,063,885	29,769,441
Other comprehensive income	438,916	438,916
Statutory reserve	547,650	547,650
Retained earnings	5,703,309	5,703,309

Total stockholders’ equity	16,780,757	36,488,787

Total capitalization	$16,780,757	$36,488,787

(1)	We have agreed to pay Median Asset Investments Limited a finder’s fee of 8.6%, representing a total finder’s fee of $1,892,002.

The number of shares of common stock to be outstanding after the offering is based on 27,027,495 shares of common stock outstanding as of February 25, 2008. The number of shares of common stock to be outstanding after this offering does not take into account:

▪ 45,000 shares of common stock issuable upon the exercise of stock options outstanding as of February 25, 2008, with a weighted-average exercise price of $9.11 per share; and

▪ 611,048 shares of common stock issuable upon the exercise of warrants outstanding as of February 25, 2008, with a weighted-average exercise price of $5.24 per share.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our Web site address is http://www.agfeedinc.com. The information on our Web site is not incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we fill with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 13, 2007, and as amended on Form 10-KSB/A filed on December 4, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed on May 14, 2007, and as amended on Form 10-QSB/A filed on December 3, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, filed on August 14, 2007, and as amended on Form 10-QSB/A filed on December 3, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007, filed on October 31, 2007;

•
Our Current Reports on Form 8-K filed February 1, 2007; March 1, 2007; March 14, 2007; April 10, 2007; May 3, 2007; May 17, 2007; August 28, 2007; November 9, 2007; November 28, 2007; January 16, 2008; respectively; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on August 24, 2007.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

AgFeed Industries, Inc.
1095 Qinglan Avenue
National Economic and Technology Development Zone
Nanchang City, Jiangxi Province
People’s Republic of China, 330013
86-0791-2189636

PROSPECTUS

$75,000,000
of
Common Stock and Warrants

We may, from time to time, offer and sell shares, and warrants to purchase shares, of our common stock, par value $0.001 per share.

The maximum aggregate offering price for these securities will not exceed $75,000,000. We will describe the terms of any such offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. Such prospectus supplement will contain the following information about the offered securities:

•	title and amount;

•	offering price, underwriting discounts and commissions or agency fees, and our net proceeds;

•	any market listing and trading symbol;

•	names of lead or managing underwriters or agents and description of underwriting or agency arrangements; and

•	the specific terms of the offered securities.

Our shares of common stock trade on the Nasdaq Global Market under the symbol “FEED.” On December 26, 2007, the last reported sale price for our common stock was $8.63 per share. You are urged to obtain current market quotations for our common stock. Fill these in as of the same date to be used elsewhere herein.

You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those appearing under the heading “Risk Factors” beginning on page 4 of this prospectus.

Our mailing address and telephone number are:

1095 Qing Lan Avenue
Economic and Technical Development Zone
Nan Chang City, Jiangxi Province
China, 330013
86-0791-2189878

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2008

TABLE OF CONTENTS

About This Prospectus	1

Forward-Looking Statements	1

Information About The Company	2

Risk Factors	4

Use of Proceeds	14

Plan of Distribution	14

Description of Capital Stock	16

Description of Warrants	16

Indemnification of Directors and Officers	17

Legal Matters	18

Experts	18

Where You Can Find More Information	18

Incorporation of Certain Information by Reference	18

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and warrants described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

i

Unless the context otherwise requires, all references in this prospectus to “AgFeed,” “Company,” “registrant,” “we,” “us” or “our” include AgFeed Industries, Inc., a Nevada corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.001 per share.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell any combination of common stock or warrants to purchase common stock in one or more offerings for total gross proceeds of up to $75,000,000. This prospectus provides you with a general description of the securities we may offer.

If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the offered securities. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Some factors that might cause or contribute to such discrepancy include those factors listed in the section “Risk Factors” beginning on page 4.

INFORMATION ABOUT THE COMPANY

History

We were incorporated in Nevada on March 30, 2005 as Wallace Mountain Resources Corp. Our business consisted of 18 unit material claims known as the South Wallace Mountain Project. In October and December 2006, we completed a series of share exchange transactions pursuant to which we acquired three companies located in the People’s Republic of China that are engaged in that country’s domestic animal husbandry markets.

Our common stock became eligible for quotation on the Over-the-Counter Bulletin Board on October 31, 2006 under the symbol “AGFI.OB.” On August 29, 2007, our common stock commenced trading on the Nasdaq Capital Market under the symbol “FEED.” On October 12, 2007, our common stock commenced trading on the Nasdaq Global Market.

For the year ended December 31, 2006, we had net revenue of $8,594,876, gross profits of $3,148,544 and net income of $1,175,280. For the nine months ended September 30, 2007, we had net revenue of $23,757,731, gross profits of $6,796,197 and net income of $4,315,357.

Business

We operate our business through three subsidiaries located in the People’s Republic of China:

Nanchang Best Animal Husbandry Co., Ltd. (“Nanchang Best”)
1095 Qinglan Avenue, Nanchang City, Jiangxi Province, China 330013

Shanghai Best Animal Husbandry Co., Ltd. (“Shanghai Best”)
No. 158 Huiping Road, Jia Ding District, Shanghai, China 201802

Guangxi Huijie Science & Technology Feed Co., Ltd. (“Guangxi Huijie”)
No. 5 Lianling Street, Nanning Industrial Park, Nanning, Guangxi Province, China 530221

Nanchang Best and Shanghai Best are each engaged in the business of the research and development, manufacture, marketing and sale of fodder and blended feed for use in China’s domestic animal husbandry markets. Guangxi Huijie is engaged in the business of research and development, manufacture, marketing, distribution and sale of premix fodder blended feed and feed additives primarily for use in China’s domestic pork husbandry markets.

Each of these companies (the “Operating Companies”) are engaged in the manufacturing, distribution, marketing and sale of two main product lines: additive premix fodder for use in all stages of a pig’s life, and blended feeds designed specifically for the infant stage of a pig’s life. Nanchang Best and Guangxi Huijie also engage in the research and development of new products and improvement of existing formulas. Nanchang Best shares the results of such work with Shanghai Best. Shanghai Best also manufactures and markets premixed chicken feed. Nanchang Best and Guangxi Huijie produce substantially all of the Operating Companies’ sales of blended feed.

In combination, the Operating Companies’ total feed output in 2006 was approximately 20,344 metric tons. Together they produced a combined 15,534 metric tons of premix fodder; Nanchang Best produced 7,948 metric tons of premix fodder, Shanghai Best 5,714 metric tons and Guangxi Huijie 1,872 metric tons. Nanchang Best produced 2,610 metric tons of blended feed and Guangxi Huijie 1,517 metric tons. Shanghai Best and Guangxi Huijie produced approximately 683 metric tons of other feed product.

As a result of the acquisition of 90% of the capital stock of Lushan Breeder Pig Farm Co. Ltd. on November 6, 2007, by our wholly-owned subsidiary Nanchang Best, Nanchang Best is also engaged in the business of raising, breeding and selling hogs. See “Summary of Recent Transactions and Events.”

Our principal executive offices are located at 1095 Qing Lan Avenue, Economic and Technical Development Zone, Nan Chang City, Jiangxi Province, People’s Republic of China, 330013. Our telephone number is 86-0791-2189878. Our website is http://www.agfeedinc.com . The information on our website is not incorporated into this prospectus.

Summary of Recent Transactions and Events

Effective November 21, 2007, two members of our board of directors, Messrs. John Egan, Jr., and Robert N. Masucci, resigned from our board of directors and from the audit, compensation, and nominating committees of our board of directors. The vacancies created by these resignations were filled on November 23, 2007 upon the appointments of Messrs. Fredric W. Rittereiser and Arnold Staloff to our board of directors and to the audit, compensation, and nominating committees of our board of directors. Messrs. Rittereiser and Staloff are considered independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

On November 9, 2007, we acquired 90% of the issued and outstanding capital stock (the “Shares”) of Lushan Breeder Pig Farm Co., Ltd. (“Lushan”), a Peoples Republic of China company located in the town of Hualin in Xingzi County, Jiangxi Province, Peoples Republic of China. The acquisition was consummated pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated November 6, 2007, among our company and Huaping Yang and Hongyun Luo (the “Sellers”). The aggregate purchase price was 20,112,020 Chinese yuan renminbi (RMB), equivalent to US $2,699,600 at a conversion rate of RMB 7.45 = US $1.00 (the “Purchase Price”). In addition, under the terms of the Stock Purchase Agreement, we assumed and satisfied at closing 4,919,980 RMB (equivalent to US $660,400 at the same conversion rate) of indebtedness owed by Lushan. As a result of the acquisition, Lushan operates as a wholly-owned subsidiary of Nanchang Best. Our acquisition of Lushan was previously reported in our Current Report on Form 8-K, dated November 6, 2007.

In August 2007, our common stock was approved for listing on the Nasdaq Capital Market. On August 29, 2007, our trading symbol was changed from AGFI to FEED and our common stock commenced trading on the Nasdaq Capital Market. In October 2007, our common stock was approved for listing on the Nasdaq Global Market under the trading symbol, “FEED.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

General Risks Related to Our Business

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance in respect to any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. The rapid growth of the economy in the People’s Republic of China (“PRC”) has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

Our acquisition strategy involves a number of risks and we have a limited history of successful acquisitions. Even when an acquisition is completed, we may have integration issues that may not produce results as positive as management may have projected.

We have completed two acquisitions since 2006, including the recent acquisition of Lushan Breeder Pig Farm Co., Ltd. (“Lushan”) on November 9, 2007. We intend to grow through the acquisition of additional companies in both or feed product and hog farming lines of business.

We are regularly engaged in acquisition discussions with a number of companies located in the PRC and anticipate that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing, if necessary and available, could increase leverage, dilute equity, or both;

•	the potential negative effect on our financial statements from the increase in goodwill and other intangibles; and

•	the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities.

These risks could have a material adverse effect on our business, results of operations and financial condition. In addition, our ability to further expand our operations through acquisitions may be dependent on our ability to obtain sufficient working capital, either through cash flows generated through operations or financing activities or both. There can be no assurance that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

We have faced, and expect to continue to face, increased competition for acquisition candidates, which may limit the number of opportunities we have to acquire companies and may lead to higher acquisition prices. We cannot assure you that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may inadvertently assume unknown liabilities in acquisitions that we complete. Assumption of unknown liabilities in acquisitions may harm our financial condition and operating results. Acquisitions may be structured in such a manner that would result in the assumption of unknown liabilities not disclosed by the seller or uncovered during pre-acquisition due diligence. These obligations and liabilities could harm our financial condition and operating results.

Rising energy prices could adversely affect our operating results.

In the last few years, energy prices have risen dramatically, which has resulted in increased fuel costs for our businesses and raw materials costs for our branded feed products. Rising energy prices could adversely affect demand for our feed products and increase our operating costs, both of which would reduce our sales and operating income.

Risks Related to the Conduct of Our Feed Product Business

We cannot be certain that our feed product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing feed products through product innovation and to develop, market and produce new feed products. We cannot assure you that we will be successful in the introduction, marketing and production of any new feed products or feed product innovations, or that we will develop and introduce in a timely manner innovations to our existing feed products which satisfy customer needs or achieve market acceptance. Our failure to develop new feed products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

We rely on independently owned wholesale distributors who do not exclusively offer our feed products to their customers.

The loss of, or significant adverse change in, our relationship with any of our key wholesale distributors of our feed products could cause our net sales, income from operations and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our income from operations and cash flow.

We may not be able to reach our revenue and net income targets due to unpredictable market conditions.

Our primary end-user customers for our feed products are commercial hog farms, individual farmers and slaughterhouses. Although hog prices in the PRC have reached multi-year highs, we cannot predict how long such favorable environment may last or predict the buying behavior of our customers as they adjust to market conditions. Therefore, our market expectations and projections may exceed our actual financial performance.

We are a major purchaser of many commodities that we use for raw materials and packaging, and price changes for the commodities we depend on may adversely affect our profitability.

We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term. However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our feed business are largely commodities that experience price fluctuations caused by external conditions and changes in governmental agricultural programs.

We also use paper products, such as corrugated cardboard, aluminum products, films and plastics to package our feed products. Substantial increases in the prices of packaging materials or higher prices of our raw materials could adversely affect our operating performance and financial results.

Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

Outbreaks of livestock disease can adversely affect sales of our products.

Outbreaks of livestock diseases can significantly affect demand for our feed products. An outbreak of disease could result in governmental restrictions on the sale of livestock products to or from customers, or require our customers to destroy their flocks. This could result in the cancellation of orders of feed products by our customers and create adverse publicity that may have a material adverse effect on the agricultural products industry and our ability to market our products successfully.

Our products and processes can expose us to product liability claims.

Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by local, provincial, and central governmental regulators. The packaging, marketing and distribution of agricultural feed products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death of livestock, other animals or humans. We could be required to recall certain of our feed products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our feed products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our feed products successfully or on our business, reputation, prospects, financial condition and results of operations. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We may not be able to obtain regulatory approvals for our feed products.

The manufacture and sale of agricultural products in the PRC is regulated by the central government and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in the PRC and within our industry may make us vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of those licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with the laws and regulations of the PRC, we are required to maintain various licenses and permits in order to operate our feed business. We are required to comply with applicable hygiene and food safety standards in relation to our feed production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our feed production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

We face significant competition in the sales of our agricultural feed products.

Competition in the agricultural feed industry, especially with companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

In general, the competitive factors in the agricultural feed industry in the PRC include:

•	price;

•	product quality;

•	brand identification;

•	breadth of product line; and

•	customer service.

To the extent that our products and services do not exhibit these qualities, our ability to compete will be hindered.

Concerns with the safety and quality of agricultural feed products could cause customers to avoid our products.

We could be adversely affected if our customers and the ultimate consumers of our feed products lose confidence in the safety and quality of various feed products. Adverse publicity about these types of concerns, such as the recent publicity concerning the substance melamine, whether or not valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our feed products could adversely affect our business and financial condition.

If our feed products become adulterated or misbranded, we would need to recall those items and may experience product liability claims if consumers are injured as a result.

Animal feed products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, animal feed manufacturers may need to recall some of their products if they become adulterated or misbranded and may also be liable if the consumption of any of their products causes injury.

While we have never been required to recall any of our feed products and we maintain insurance that we believe is adequate to cover this type of loss, a widespread product recall could result in changes to one or more of our business processes, product shortages, a loss of customer confidence in our food or other adverse effects on our business.

If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

We may not be able to adequately protect and maintain our intellectual property, trademark, and brand names.

Our success will depend on our ability to continue to develop and market fodder and blended feed products. We currently have not applied for patents for our products or formulas, as our management believes an application for such patents would result in public knowledge of our proprietary technology and formulas. As we do not have patent protection for this technology or formulae, we may not be able to protect our rights to this intellectual property, if our competitors discover or illegally obtain this technology or formulae. Our inability to protect our rights to this intellectual property may adversely affect our ability to prevent competitors from using our products and developments.

Some of our significant customer and supplier contracts are short-term.

Some of our feed customers and suppliers operate through purchase orders or short-term contracts. Though we have long-term business relationships with many of our feed customers and suppliers and alternative sources of supply for key items, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis. Additionally, although we try to renew these contracts as they expire, there can be no assurance that these customers or suppliers will renew these contracts on terms that are favorable to us, if at all. The termination of or modification to any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

Risks Related to the Conduct of Our Hog Farming Business

Our limited operating history in hog farming makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history in the hog farming business. While we are a leader in the feed product industry, the current management team does not have the same depth of experience in the hog farming business. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the market for breeding and selling hogs in the PRC. Some of these risks and uncertainties relate to our ability to:

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop customer loyalty in the hog farming line of business;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Health risks to hogs and quality concerns could adversely affect production and our business.

We take precautions to ensure that our hogs are healthy. Nevertheless, we are subject to risks relating to our ability to maintain animal health and control diseases. Disease can reduce the number of offspring produced, hamper the growth of the hogs to finished size and require in some cases the destruction of infected hogs, all of which could adversely affect our ability sell our hogs. Adverse publicity concerning any disease or heath concern could also cause customers to lose confidence in the safety and quality of our hogs. For example, Porcine Reproductive and Respiratory Syndrome (commonly referred to as “blue ear disease” or “PRRS”), could result in significant loss in production of hogs. The PRC lost over 10 million pigs to PPRS in 2006 and 2007. Additionally, since our hogs will be fed almost exclusively with our feed products, safety and quality concerns over our feed products will also adverse affect the sales of our hogs.

We may not be able to maintain the necessary hog farming licenses.

The PRC requires hog farmers to obtain a license to own and operate breeder hog farms. We need to maintain the license we have to operate our current hog farm and, if we pursue acquisitions of other hog farms, we will need to obtain additional licenses to operate those farms. We have not yet applied for, nor have we obtained, all the licenses or permits required to expand our hog farming and sales business throughout the PRC. Our future success in the hog farming industry depends on our ability to acquire such licenses and permits to expand our business.

Our hog farming business could be adversely affected by fluctuations in pork commodity prices.

The price at which we sell our hogs is directly affected by the supply and demand for pork products and other proteins in the PRC, all of which are determined by the constantly changing market forces of supply and demand as well as other facts over which we have little or no control. A downward fluctuation in the demand for pork may adversely impact our quarterly and annual results of operations for the hog farming business.

Risks Related to Conducting Our Business in the PRC

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

All of our business is conducted in the PRC. Doing business outside the United States, and particularly in the PRC, subjects us to various risks and uncertainties, including changing economic and political conditions, major work stoppages, exchange rate controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the possibility of reduced revenues.

The PRC’s economic policies could affect our business.

Substantially all of our assets are located in the PRC and substantially all of our revenue is derived from our operations in the PRC. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the PRC.

While the PRC’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but they may also have a negative effect on us. For example, operating results and financial conditions may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of the PRC has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises. However, a substantial portion of productive assets in the PRC are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in the PRC. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in the PRC, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in the PRC is still in an early stage of development and insurance companies located in the PRC offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

We may face judicial corruption in the PRC.

Another obstacle to foreign investment in the PRC is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through the PRC’s poorly developed and sometimes corrupt judicial systems.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

If relations between the United States and the PRC worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock.

The government of the PRC could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the government of the PRC has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The government of the PRC may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of the PRC create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in the PRC is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Although we do not import goods into or export goods out of the PRC, fluctuation of the Renminbi may indirectly affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiaries are denominated in the PRC’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

The admission of the PRC into the World Trade Organization could lead to increased foreign competition for us.

Domestic competition in the animal feed industry is largely fragmented and foreign competition is minimal. However, as a result of the PRC becoming a member of the World Trade Organization (“WTO”), import restrictions on agricultural products are expected to be reduced. With the lowering of import restrictions and the WTO’s requirement for a reduction of import tariffs as a condition of membership, such reduced import restrictions and tariffs may result in an increase of foreign products and could in turn lead to increased competition in the domestic agricultural market.

Risks Related to our Securities

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in the PRC, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive officers by United States courts. In addition, the courts in the PRC may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

During the eight month period ended August 28, 2007, the high and low bid prices of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) were $8.25 per share and $1.85 per share, respectively.  From the commencement of trading on the Nasdaq Stock Market on August 29, 2007 until December 26, 2007, the high and low sales prices of our common stock were $16.36 and $7.11.  Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

•	the depth and liquidity of the market for the shares;

•	quarter-to-quarter variations in our operating results;

•	announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

•	investors’ evaluations of our future prospects and the food industry generally;

•	changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•	our dividend policy; and

•	general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Shares of our common stock lack a significant trading market.

On August 29, 2007, shares of our common stock began trading on the Nasdaq Capital Market. On October 12, 2007, shares of our common stock began trading on the Nasdaq Global Market. Since August 29, 2007 through December 26, 2007, our average daily trading volume has been less than 67,000 shares per day. As with most initial listings on this exchange, it will take time for a significant active trading market in our common stock to develop. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. For our Annual Reports filed on Form 10-KSB for the fiscal years ended December 31, 2008, and each fiscal year end thereafter, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we have our independent registered public accounting firm annually attest to our evaluation of internal controls over financial reporting. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have only recently undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on the Nasdaq Global Market or other Nasdaq or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of December 26, 2007, we had outstanding 27,026,756 shares of common stock. There is an aggregate of 3,026,753 shares of common stock and 611,787 shares of common stock issuable upon the exercise of warrants eligible for resale into the public market pursuant to an effective registration statement. As a result of this offering $75,000,000 in common stock and warrants will be eligible for resale in the public market. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.001 per share. As of December 26, 2007, 27,026,756 of these shares of common stock were issued and outstanding, 611,787 shares were reserved for issuance upon exercise of 611,787 issued and outstanding warrants and 20,000 shares were reserved for issuance upon exercise of 20,000 issued and outstanding stock options. There are approximately 47,325,000 authorized and unissued shares of our common stock which have not been reserved and accordingly, are available for future issuance. Although we have not entered into any agreements as of the date of this offering to issue our unreserved shares of common stock, we may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital. The issuance of additional shares of our common stock:

•	may significantly reduce the equity interest of investors in this offering; and

•	may adversely affect prevailing market prices for our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may cause us to incur substantial expenditures and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, to the extent provided by Nevada law. We may also have or may create contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

Our principal executive officers and directors, own approximately 29% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Our articles of incorporation, our bylaws and provisions of Nevada law could make it more difficult for a third party to acquire us, even if doing so could be in our stockholders’ best interest.

Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders. It could be difficult for a potential bidder to acquire us because our articles of incorporation and bylaws contain provisions that may discourage takeover attempts. These provisions may limit stockholders’ ability to approve a transaction that stockholders may think is in their best interests. These provisions include a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders.

Provisions of Nevada’s business combinations statute also restrict certain business combinations with interested stockholders. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.

Capital outflow policies in the People’s Republic of China may hamper our ability to declare and pay dividends to our shareholders.

The PRC has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of the PRC. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including, without limitation, the reduction or refinancing of debt or other corporate obligations, capital expenditures and working capital needs. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

PLAN OF DISTRIBUTION

We may sell the securities registered under this prospectus:

•	through underwriting syndicates represented by one or more managing underwriters;

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. We will describe the name or names of any underwriters and the purchase price of the securities in a prospectus supplement relating to the securities. Any underwritten offering may be on a best efforts or a firm commitment basis. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

If a dealer is used in an offering of securities, we may sell the securities to the dealer as principal. We will describe the name or names of any dealers and the purchase price of the securities in a prospectus supplement relating to the securities. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. Any public offering price and any discounts or concessions allowed, re-allowed, or paid to dealers may be changed from time to time and will be described in a prospectus supplement relating to the securities.

We, or any underwriter, dealer or agent, may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of these prices may represent a discount from the prevailing market prices.

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time. We will describe any of these activities in the prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement. We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

In connection with the sale of the securities and as further set forth in an applicable prospectus supplement, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the Nasdaq Global Market. We will apply to the Nasdaq Global Market to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement. To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. It is possible that one or more underwriters may make a market in our securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of our securities that may be sold pursuant to this prospectus.

Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries from time to time in the ordinary course of business. Any such relationships will be disclosed in an applicable prospectus supplement.

If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Nevada. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our capital stock will be issuable upon the exercise of warrants to purchase our capital stock.

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of December 26, 2007, 27,026,756 shares of common stock were deemed outstanding and held of record by 110 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

DESCRIPTION OF WARRANTS

The following description of our warrants for the purchase of common stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by the applicable provisions of our certificate of incorporation, bylaws and the relevant provisions of the laws of the State of Nevada.

General

We may issue warrants for the purchase of our common stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We may issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Terms

      A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

•	the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

•	if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

•	the date that the warrants may first be exercised;

•	the date that the warrants expire;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

In connection with private placements of units consisting of shares of common stock and warrants to purchase shares of common stock, between April 2007 and October 2007, we issued warrants to purchase an aggregate of 611,787 shares of our common stock. Of such warrants, 187,500 had an exercise price of 5.60 per shares and the remainder had an exercise price of $5.00 per share. All such warrants are exercisable for a period of three years from the date of issuance. At December 26, 2007, all such warrants were outstanding. We had no other warrants outstanding at such date.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unless otherwise provided in the Articles of Incorporation, the corporation shall indemnify any individual made a party to a proceeding because he or she is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of Section 78.751 of the State of Nevada General Corporation Law, as amended from time to time.
The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006 have been so incorporated in reliance upon the report of Goldman Parks Kurland Mohidin, LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our Web site address is http://www.agfeedinc.com . The information on our Web site is not incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we fill with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on March 13, 2007, and as amended on Form 10-KSB/A filed on December 4, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed on May 14, 2007, and as amended on Form 10-QSB/A filed on December 3, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, filed on August 14, 2007, and as amended on Form 10-QSB/A filed on December 3, 2007;

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007, filed on October 31, 2007;

•
Our Current Reports on Form 8-K filed February 1, 2007; March 1, 2007; March 14, 2007; April 10, 2007; May 3, 2007; May 17, 2007; August 16, 2007; August 28, 2007, October 29, 2007; November 9, 2007; and November 28, 2007; respectively; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on August 24, 2007.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

AgFeed Industries, Inc.
1095 Qing Lan Avenue
Economic and Technical Development Zone
Nan Chang City, Jiangxi Province
China, 330013
86-0791-2189878

          You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

AgFeed Industries, Inc.
$75,000,000
Of
Common Stock and Warrants
January 11, 2008

2,444,448 shares

Common Stock

PROSPECTUS SUPPLEMENT

February 26, 2008

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with different information. No one is making offers to sell or seeking offers to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document or that any information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement or the accompanying prospectus. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.